Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of FirstMark Horizon Acquisition Corp. (the “Company”) on Form S-1 pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated August 25, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of FirstMark Horizon Acquisition Corp. as of August 18, 2020 and for the period from August 13, 2020 (inception) through August 18, 2020, appearing in the Registration Statement on Form S-1, as filed (File No. 333-248916), of FirstMark Horizon Acquisition Corp.

/s/ Marcum llp

Marcum llp

New York, NY

October 5, 2020